EXHIBIT 10.1

Christine Klaskin

Agenus Inc.

111 West 57th Street

Suite 1101

New York, NY 10019

June 14, 2012

RE: Modification of Rights in the Event of a Change of Control

Dear Christine,

This letter serves to reflect our agreement that, the following terms shall supersede and replace your rights under Section 2b of that certain Amended and Restated Executive Change of Control Plan (the “CIC Plan”) to which you are a party. Terms not defined in this letter agreement shall have the meaning set forth in the CIC Plan.

If a Change of Control occurs and, within eighteen (18) months following such Change of Control, the Company terminates your employment other than for Cause, or you terminate your employment for Good Reason, then the Company shall, pay to you in one lump sum an amount equal to (A) eighteen (18) months base salary at the rate in effect on the date of termination, plus (B) the higher of 150% of (x) your target incentive bonus for the year in which your employment is terminated, or (y) the actual incentive bonus paid to you, if any, under the Company’s Executive Incentive Plan for the last full fiscal year preceding the year in which your employment is terminated; and shall also, until the conclusion of a period of eighteen (18) months following the date of termination continue to contribute to the premium cost of your participation in the Company’s group medical and dental insurance plans at the same rate that it contributes for active employees, provided that you are entitled to continue such participation under applicable law and plan terms, and provided further that you pay your portion of the premium cost. If the Company concludes that the foregoing arrangement could result in additional taxes or penalties for either you or the Company on account of the rules under Section 105(h) of the Internal Revenue Code, then in lieu of this continued subsidized coverage, you shall be provided with an additional severance payment equal to the value of this employer-provided subsidy for the eighteen (18) month period, plus an additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make you whole for all taxes (including withholding taxes) on such payment. In addition, in the event the Company terminates your employment other than for Cause, or you terminate your employment for Good Reason within eighteen (18) months following a Change of Control, then (I) any outstanding unvested options granted or issued to you as of the date of the Change in Control shall become vested and shall be exercisable for ninety (90) days following termination of your employment, (II) any shares of unvested restricted stock of the Company granted or issued to you as of the date of the Change in Control shall become vested and no longer subject to forfeiture, and (III) the Company will provide you with an outplacement benefit in the form of a lump-sum payment of $15,000 plus an additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make you whole for all taxes (including withholding taxes) on such outplacement assistance benefit.

All other provisions of the CIC Plan applicable to you shall remain in full force and effect and shall be construed such that the foregoing provision replaces Section 2(b) of the CIC Plan with respect to your participation therein.

Sincerely,

/s/ John Cerio

John Cerio

ACKNOWLEDGED AND AGREED:

/s/ Christine M. Klaskin
Christine Klaskin, Vice President Finance
Agenus Inc.